                                                                   EXHIBIT 5.1
                              Lyle B. Stewart, P.C.
                              3751 S. Quebec Street
                                Denver, CO 80237
                                 (303) 267-0920
                               Fax (303) 267-0922

Board of
Directors
April 9, 2003 Medix  Resources, Inc.
420 Lexington Ave., Suite 1830
New York, New York 10170

Ladies and Gentlemen:

     I have acted as special counsel to Medix  Resources,  Inc. (the "Company"),
regarding   certain  Colorado   corporation  law  matters  expressed  below,  in
connection  with the proposed  sales by certain  selling  shareholders  of up to
21,360,833  shares of its common stock,  par value $.001 per share,  which sales are being registered on Form S-3  Registration  Statement,  Reg. No.  333-103196
(the  "Registration  Statement"),  filed by the Company with the  Securities and
Exchange  Commission,  under the Securities Act of 1933, as amended, on February
13, 2003.

     In connection  therewith,  I have  examined and relied upon such  corporate records and other  documents,  instruments and  certificates  and have made such other  investigation  as I have deemed  appropriate as basis for the opinion set forth below.

     Based upon the  foregoing,  I am of the  opinion  that the shares of common stock to be sold by the  selling  shareholders  in the manner  described  in the
Registration  Statement and the  Prospectus  relating  thereto,  will be legally issued, fully paid and non-assessable.

     This letter  speaks only as of its date,  and I disclaim any  obligation to inform you of any change after the date hereof.  I hereby  consent to the use of my name in the  Registration  Statement  and the  filing of this  opinion  as an exhibit to the Registration Statement.

                                                Very truly yours,

                                                 /s/Lyle B. Stewart